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                                                                   Exhibit 10.19

                                                                  EXECUTION COPY

                               SERVICES AGREEMENT

         THIS SERVICES AGREEMENT is executed as of June 15, 2000, by and between FIRSTMARK COMMUNICATIONS INTERNATIONAL L.L.C., a Delaware limited liability company ("FMCI") with principal executive offices at 660 Madison Avenue, 22nd Floor, New York, New York 10021 and FIRSTMARK COMMUNICATIONS EUROPE S.A., a SOCIETE ANONYME duly organized and validly existing under the laws of Luxembourg (the "COMPANY") with principal executive offices at 3, rue Jean Piret, 2350 Luxembourg, R.C. Luxembourg B65. 610.

                              W I T N E S S E T H:

         WHEREAS, the principal officers of FMCI have substantial familiarity with the operations of the Company, its subsidiaries and joint ventures and have previously provided corporate advisory services to the Company, its subsidiaries and joint ventures;

         WHEREAS, the Company desires to retain FMCI to provide corporate advisory services, and FMCI is willing to be so retained and to perform such services during the term hereof and any extension thereof on behalf of the Company, its subsidiaries and joint ventures;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE ONE

                               ENGAGEMENT OF FMCI

         1.1   APPOINTMENT.

         (a) The Company hereby retains FMCI, and FMCI hereby accepts such retention, on the terms and conditions herein set forth, to provide corporate advisory services with respect to the Company, its subsidiaries and joint ventures in accordance with the terms of this Agreement.

         (b) FMCI shall at all times during the term of this Agreement be controlled and majority-owned, directly or indirectly, by Lynn Forester and Michael Price and/or their respective immediate family members and trusts or foundations established by or for the benefit of one or more of the foregoing and/or one or more entities which are wholly-owned by one or more of the foregoing. Lynn Forester and Michael Price shall be employees of FMCI and, together with the other employees of FMCI and its majority owners, shall participate in fulfilling the obligations of FMCI hereunder.


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         1.2   SERVICES OF FMCI.

         (a) Subject to the direction and review of the Board of Directors of the Company (the "Board"), FMCI shall provide such corporate advisory services to the Company, its subsidiaries and joint ventures relating to the business and financial affairs of the Company, its subsidiaries and joint ventures as the Company shall reasonably request.

         (b) Without limiting the services to be provided by FMCI hereunder, during the term of this Agreement, for so long as Raj De Datta is an employee of FMCI or any of its affiliates, FMCI shall make or cause to be made available to the Company the services of Raj De Datta to serve as an executive officer of the Company with such titles and performing such services as the Chief Executive Officer of the Company may determine.

         1.3   PERFORMANCE.

         (a) FMCI shall perform its duties in a prudent and businesslike manner. FMCI shall seek to realize the goals of the Company, its subsidiaries and joint ventures in accordance with their respective organizational documents and stockholders documents as in effect from time to time and the directives of the Board.

         (b) Nothing herein shall constitute a representation, warranty or covenant by FMCI concerning the future performance of the Company or any of its subsidiaries and joint ventures. Without limitation of the foregoing, FMCI has not made any representation, warranty or covenant concerning the fair market value of the Company's, its subsidiaries' or joint ventures' assets, or future revenues, cash flows or costs (including finance costs) of the Company, its subsidiaries or joint ventures.

                                   ARTICLE TWO

                                  COMPENSATION

         2.1 ANNUAL FEE. (a) As compensation for its services hereunder, commencing as of April 1, 2000, FMCI shall receive a fee equal to $9,000,000 per year, subject to adjustment as provided below (the "ANNUAL FEE"). Beginning June 1, 2000, the Annual Fee shall be payable monthly in advance, in equal installments, on the first business day of each month. It is understood that for the period from April 1, 2000 through the date hereof, the Company may have made or may make certain payments to FMCI in respect of corporate advisory services provided by FMCI and its employees. Such payments shall be offset against the portion of the Annual Fee payable for the period from April 1, 2000 through May 31, 2000, and the balance of the portion of the Annual Fee payable for such period shall be paid no later than July 1, 2000. If this Agreement is terminated in accordance with this Agreement on a date other than the last


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business day of the month, then the fee shall be pro rated for such month.

         (b) It is the intention of the parties that the Annual Fee shall reimburse FMCI for the Company's allocable percentage of the aggregate salary, benefit, overhead and other expenses fairly and reasonably incurred by or on behalf of FMCI (collectively, the "FMCI CORPORATE EXPENSES") and provide FMCI with a profit margin that is equal to the profit margin earned by the Company and its subsidiaries on amounts charged by the Company or any subsidiary for services to affiliated companies (the "MARGIN"). No later than April 1 of each calendar year, FMCI and the Company shall (i) conduct an annual review (the "ANNUAL REVIEW") to determine whether the Annual Fee paid by the Company for the preceding calendar year is greater or less than the Company's allocable percentage of the FMCI Corporate Expenses for such year plus the Margin, (ii) review the FMCI Corporate Expenses actually incurred during the previous calendar year, and (iii) establish an official expense policy for the current calendar year. Any balance due from FMCI to the Company or from the Company to FMCI shall be paid to the other within ten days following such determination; provided that in lieu of paying cash to the Company, FMCI shall have the right to make such payment (and the Company shall have the right to require such payment to be made) by pro rata offset against each monthly installment of the Annual Fee for the current year, by written notice to the Company on or before the date such payment is otherwise due.

         (c) The Company's "allocable percentage" of the FMCI Corporate Expenses shall be equal to 90% of such expenses for the year 2000 and for each succeeding calendar year shall be determined during the Annual Review using such appropriate allocation methodology as the Company and FMCI mutually agree, and the Annual Fee for each calendar year subsequent to the year 2000 shall be adjusted, retroactively to January 1 of such calendar year, as appropriate to take into account such allocable percentage.

         (d) In establishing the official expense policy for the current calendar year, FMCI and the Company shall establish guidelines for various categories of expense which FMCI shall endeavor to follow in incurring expenses.

         (e) Payment of all amounts due to FMCI under this Agreement shall be made free and clear of any deduction for or on account of any present or future taxes, charges, deductions or withholdings, except to the extent that the Company is obliged by law to make payment subject to such taxes, charges, deductions or withholdings. If any amount must be deducted or withheld from the amounts payable or paid by the Company, the Company shall pay such amounts as may be necessary to ensure that FMCI receives a net amount equal to the full amount which it would have received had payment not been made subject to tax or other applicable deductions. To the extent FMCI actually realizes any tax benefit as a result of any payment of taxes, charges, deductions or withholdings for which it has received additional payments under this paragraph, FMCI shall remit an


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amount equal to the amount of such benefit to the Company.

                                  ARTICLE THREE

                                      TERM

         3.1 The term of this Agreement shall commence as of April 1, 2000 and shall terminate on the earlier of:

         (a)   March 31, 2003 (the "INITIAL TERM"); or

         (b) the earlier termination of this Agreement by the Company in accordance with Article Six hereof.

         3.2 Notwithstanding the foregoing, the Initial Term shall be deemed automatically extended for additional twelve-month periods (each, an "EXTENDED TERM"), unless the Company or FMCI shall deliver written notice of such non-extension not later than ninety (90) days prior to the end of the Initial Term or the then current Extended Term.

                                  ARTICLE FOUR

                   RETENTION OF CONSULTANT AND OTHER ADVISORS

         4.1 RETENTION OF THIRD PARTY ADVISORS. FMCI may retain such third party consultants and professional advisors as FMCI shall reasonably deem necessary or appropriate in order to enable FMCI to perform the corporate advisory services undertaken by FMCI hereunder. Such third party consultants and professional advisors may include, without limitation, attorneys, accountants, financing placement agents, insurance consultants, engineers, management and political consultants, telecommunications, computer hardware and software and management information system consultants.

                                  ARTICLE FIVE

                           RELATIONSHIP AND AUTHORITY

         The Company and FMCI shall not, by virtue of this Agreement or the performance thereof by either party, constitute a partnership, joint venture or joint enterprise in the performance of FMCI's duties hereunder. FMCI may, at its election, so inform third parties with whom it deals on behalf of the Company and may take other steps to carry out the intent of this Article Five.

                                   ARTICLE SIX


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                         EVENTS OF DEFAULT: TERMINATION

         6.1 DEFAULTS. Each of the following events shall constitute an "EVENT OF DEFAULT" by FMCI under this Agreement:

         (a) The failure by FMCI to perform any material duty or obligation imposed upon it under this Agreement or any other material breach of this Agreement by FMCI; provided, however, that no such failure or breach shall be deemed to constitute an Event of Default unless such failure or breach continues for a period of sixty (60) days after FMCI's receipt of written notice from the Company of such failure or breach or, if such failure or breach is not capable of being cured within said sixty (60)-day period, FMCI shall have failed diligently and in good faith to commence to cure the same within said sixty
(60)-day period and to have diligently continued to prosecute the same;

         (b)   FMCI's liquidation, bankruptcy or insolvency, including:

                  (A) the filing of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or its filing an answer consenting to or acquiescing in any such petition; or

                  (B) the expiration of ninety (90) days after the filing of an involuntary petition under the Title 11 of the United States Code, or any involuntary petition seeking liquidation, reorganization, rearrangement or readjustment of its debts under the federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 90-day period; or

                  (C) The commitment by FMCI of any act of fraud or willful misconduct in connection with the performance of its duties hereunder.

         6.2 TERMINATION UPON DEFAULT. The occurrence of an Event of Default shall entitle the Company to terminate this Agreement upon two (2) days prior written notice to FMCI, without any further obligation or liability to FMCI other than the Company's liability for any compensation or right to reimbursement accrued or otherwise payable under Article II hereof through the date of termination only and any liability under Article VII below.

                                  ARTICLE SEVEN

                                 INDEMNIFICATION

         7.1 The Company shall indemnify FMCI and any present or former officer, member, director, employee or agent of FMCI or the personal representatives thereof ("AFFILIATES"), made or threatened to be made a party in any civil or criminal


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action or proceeding by any person arising out of or in connection with the execution and performance of this Agreement by FMCI and/or any Affiliate against judgments, fines, amounts paid in settlement and reasonable expenses, including, without limitation, court costs, attorneys' fees and disbursements and those of accountants and other experts and consultants incurred as a result of such action or proceeding or any appeal therein, all of which expenses as incurred shall be advanced by the Company pending the final disposition of such action or proceeding, it being understood that such advances shall be returned by FMCI and/or such Affiliate to the Company in the event that FMCI and/or such Affiliate, as the case may be, is finally determined not to be entitled to indemnification under the last sentence of this subsection. The Company shall also provide such indemnification to any Affiliate and the heirs, successors or assigns of such Affiliate and his or her representatives brought by reason of, arising out of in connection with, or by virtue of the fact that such Affiliate is or was a director or officer of the Company (including indemnification in respect of any excise tax assessed on such a person in connection with service to an employee benefit plan), or served any other company, partnership, corporation, limited liability company, joint venture, employee benefit plan, or other entity or enterprise in any capacity at the request of the Company or at the request of FMCI in connection with the services provided by FMCI hereunder. Such required indemnification shall be subject only to the exception that no indemnification may be made to or on behalf of FMCI or an Affiliate in the event and to the extent that a judgment or other final adjudication adverse to FMCI or an Affiliate establishes that his or its acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or it personally gained in fact a financial profit or other advantage to which he or it was not legally entitled (provided, however, that indemnification shall be made upon any successful appeal of any such adverse judgment or final adjudication).

         7.2 If any proceeding is commenced in which any relief is sought against both the Company and FMCI and/or an Affiliate and FMCI or an Affiliate seeks indemnification pursuant to this Article Seven, and FMCI or an Affiliate reasonably determines that a conflict exists between the Company and FMCI or an Affiliate, separate counsel may be selected by FMCI to defend FMCI or such Affiliate, and the fees, costs and disbursements of such separate counsel shall be advanced by the Company, subject, however, to reimbursement in the event that FMCI and/or such Affiliate, as the case may be, is finally determined not to be entitled to indemnification under the last sentence of subsection (a) above.

         7.3 In no event shall any party to any such proceeding be entitled to effect a settlement thereof without the written consent of all other parties to such proceeding unless such settlement:

                (i) results in a dismissal with prejudice as to all of the claims in such proceeding with respect to a non-consenting party, and


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                (ii)     does not require the non-consenting party to take any
affirmative action (other than ministerial steps in connection with such settlement) and does not require the payment of any money by the non-consenting party.

         7.4 The foregoing right of indemnification shall not be deemed exclusive of any and other rights to which FMCI or any Affiliate, or their successors, assigns or the heirs or representatives, may be entitled apart from this Article Seven under law or the Company's articles of association, including such rights of indemnification as shall otherwise be available to FMCI or such Affiliate by virtue of the fact that he or she previously served as an officer, director, employee or agent of the Company.

         7.5 Neither FMCI nor any Affiliate shall be liable to the Company or any of the stockholders of the Company for any acts or omissions or for any error of judgment or mistake of fact or law, except for fraud,willful misconduct or gross negligence, but in no event shall the liability of FMCI or any Affiliate exceed the personal liability which would be imposed upon an officer of a corporation organized under the laws of the State of New York. In no event shall FMCI or any Affiliate be liable in connection with the services hereunder for indirect, consequential, special or punitive damages.

                                  ARTICLE EIGHT

                                 CONFIDENTIALITY

         FMCI agrees and understands that in the course of FMCI's relationship with the Company, FMCI will be exposed to and receive Confidential Information (as defined in the Company's Second Amended and Restated Stockholders Agreement dated April 7, 2000, (as amended, the "STOCKHOLDERS AGREEMENT")) relating to the confidential affairs of the Company and its affiliates. The confidentiality obligations set forth in the Stockholders Agreement are incorporated by reference herein.

                                  ARTICLE NINE

                                  MISCELLANEOUS

         9.1 WAIVER. The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option. right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.


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         9.2   PARTIAL INVALIDITY. In case any one or more of the provisions contained in this Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

         9.3 ASSIGNMENT. Neither party shall assign or transfer or permit the assignment or transfer this Agreement without the prior written consent of the other party, except that FMCI shall have the right to assign its rights and obligations hereunder to any entity that is controlled and majority-owned, directly or indirectly, by Lynn Forester and Michael Price and/or their respective immediate family members and trusts or foundations established by or for the benefit of one or more of the foregoing and/or one or more entities which are majority-owned by one or more of the foregoing.

         9.4 NOTICES. All notices provided for in this Agreement shall be in writing and shall be delivered personally or by postage-prepaid registered or certified mail, at the following address of each party:

         TO THE COMPANY:

                  FirstMark Communications Europe SA
                  3, rue Jean Piret
                  2350 Luxembourg
                  R. C. Luxembourg B65. 610

         TO FMCI:

                  FirstMark Communications International L.L.C.
                  660 Madison Avenue
                  22nd Floor
                  New York, New York  10021
                  Telecopy:  (212) 699-4301
                  Attention: Lynn Forester
                             Michael Price

         Notice shall be deemed given upon receipt thereof. Any party hereto may change the address herein specified for notice purposes by ten (10) days' prior written notice to the other party. With the exception of default notices or a notice of the exercise of any right by a party to another party, copies of notices to attorneys are an accommodation only and are not necessary for the validity of a notice.

         9.5   GOVERNING LAW. This Agreement is made and entered into in the


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State of New York, and its interpretation, validity and performance shall be governed by the laws of the State of New York, without regard to conflict of laws principles.

         9.6 ARBITRATION. Any dispute or controversy between FMCI or any of its employees or Affiliates, and the Company or any of its affiliates arising in connection with this Agreement, any amendment thereof, or the breach thereof shall be determined and settled by arbitration in New York, New York, by a panel of three arbitrators in accordance with the rules of the American Arbitration Association. Any award rendered therein shall be final and binding upon the Company, its affiliates and FMCI and any of its employees or Affiliates and their respective legal representatives and judgment may be entered in any court having jurisdiction thereof. The expenses of such arbitration shall be paid by the party against whom the award shall be entered, unless otherwise directed by the arbitrators.

         9.7 MODIFICATION: COUNTERPARTS. Any change or modification of this Agreement must be in writing signed by both parties hereto. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original.

         9.8 HEADINGS. Heading of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation of the scope of the particular Articles or Sections to which they refer.

         9.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                  FIRSTMARK COMMUNICATIONS
                                                  INTERNATIONAL, L.L.C.

                                                  By: /s/
                                                     ---------------------------
                                                      Name:
                                                      Title:

                                                  FIRSTMARK COMMUNICATIONS
                                                  EUROPE S.A.

                                                  By: /s/
                                                     ---------------------------
                                                      Name:
                                                      Title:


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